JPMORGAN TRUST I
	  	  JPMORGAN TRUST II
	      UNDISCOVERED MANAGERS FUNDS
	       JPMORGAN INSURANCE TRUST
	J.P. MORGAN FLEMING MUTUAL FUND GROUP, INC.
	       JPMORGAN MUTUAL FUND GROUP
	    J.P. MORGAN MUTUAL FUND INVESTMENT
	          UM INVESTMENT TRUST
	     JPMORGAN INSTITUTIONAL TRUST
	    PACHOLDER HIGH YIELD FUND, INC.
	J.P. MORGAN ACCESS MULTI-STRATEGY FUND, L.L.C.

		Secretary's Certificate
		-----------------------

      The undersigned hereby certifies that he is the Secretary of JPMorgan Trust I, JPMorgan Trust II, Undiscovered Managers Funds, JPMorgan Insurance Trust, J.P. Morgan
Fleming Mutual Fund Group, Inc., J.P. Morgan Mutual Fund Group, J.P. Morgan Mutual Fund Investment Trust, UM Investment Trust, Pacholder High Yield Fund, Inc., JPMorgan Institutional Trust and J.P. Morgan Access Multi-Strategy Fund, L.L.C. (collectively, the "Trusts"); that the following is a true and correct copy of the resolutions approving the amount and form of the fidelity bond adopted by vote of a majority of the members of the Board of Trustees/Directors of the Trusts, including a majority of the Trustees/Directors who are not interested persons of the Trusts (within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 Act, as amended) on the 17th day of September, 2010 and that said resolutions are in full force and effect:

Approval of Fidelity Bond Coverage


      WHEREAS, 	pursuant to unanimous written consent dated as of
August 25, 2010, the Trustees and/or Directors (collectively, "Trustees") of JPMorgan Trust I, JPMorgan Trust II, Undiscovered Managers Funds, JPMorgan Insurance Trust, J.P. Morgan Fleming Mutual Fund Group, Inc., J.P. Morgan Mutual Fund Group, J.P. Morgan Mutual Fund Investment Trust, UM Investment Trust, Pacholder High Yield Fund, Inc., JPMorgan Institutional Trust and J.P. Morgan Access Multi-Strategy Fund, L.L.C. (collectively, the "Trusts") and separately the finding of the Independent Trustees found that the Fidelity Bond written by St. Paul Fire and Marine Insurance Company (the "Bond") in the aggregate amount of $13,850,000, covering, among others, officers and employees of the Trusts, in accordance with the requirements of Rule 17g-1 promulgated by the Securities and Exchange Commission under
Section 17(g) of the Investment Company Act of 1940, as amended, was reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of each of the Funds that are series of the Trusts to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of assets of the Trusts, the number of other parties named as insured parties under the Bond and the nature of the business activities of other parties;

      WHEREAS, the Trustees desire to approve and ratify an increase in the aggregate amount of Bond from $13,850,000 to $14,300,000 effective August 25, 2010;

      RESOLVED, that it is the finding of the Trustees of the Trusts and separately the finding of the Independent Trustees that the proposed Bond in the aggregate amount of $14,300,000, covering, among others, officers and employees of the Trusts, in accordance with the requirements of Rule 17g-1 promulgated by the Securities and Exchange Commission under Section 17(g) of the Investment Company Act of 1940, as amended, is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of each of the Funds that are series of the Trusts to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of assets of the Trusts, the number of other parties named as insured parties under the Bond and the nature of the business activities of other parties;

      FURTHER RESOLVED, that the premium paid by the Trusts under the Bond be, and hereby is, approved and ratified by the Trustees and separately by the Independent Trustees after having given due consideration to, among other things, the number of other parties insured under the Bond, the nature of the business activities of those other parties, the amount of the Bond and the extent to which the share of the maximum premium allocated to each Trust under the Bond is no more than the premium that such Trust would have had to pay had it maintained a single insured bond;

      FURTHER RESOLVED, that the Bond be, and hereby is, approved and ratified by a vote of a majority of the Trustees and separately by the Independent Trustees;

      FURTHER RESOLVED, that the agreement on behalf and among the Trusts, in substantially the form furnished to the Trustees, as required by Rule 17g- 1, with the other named insureds under the Bond providing that in the event any recovery is received under the Bond as a result of a loss sustained by a Trust and also by one or more of the other named insureds, that the Trust shall receive an equitable and proportionate share of the recovery, but in no event less than the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d) (1) of the aforementioned Rule 17g-1 is hereby approved and ratified;

      FURTHER RESOLVED, that the appropriate officers of the Trusts be, and they hereby are, authorized and directed to prepare, execute and file such amendments and supplements to the aforesaid agreement, and to take such other action as may be necessary or appropriate in order to conform to the provisions of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder;

      FURTHER RESOLVED, that the Secretary of the Trusts shall file the Bond with the Securities and Exchange Commission and give notice required under paragraph (g) of the aforementioned Rule 17g-1; and

      FURTHER RESOLVED, that the appropriate officers of the Trusts be, and each of them singly hereby is, authorized to make any and all payments and to do any and all other acts, in the name of the Trusts and on the Trusts' behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions.


Dated this 22nd day of September, 2010


/s/ Frank J. Nasta
--------------------
Frank J. Nasta
Secretary